Xcel Energy Media Relations 3500 Blake Street Denver, CO 80205 303-294-2300 mediainquiries@xcelenergy.com xcelenergy.com
Xcel Energy reaches agreements in principle to resolve all litigation related to 2021 Marshall Fire
•Settlements, when finalized, will resolve all claims asserted by subrogation insurers, the public entity plaintiffs and individual plaintiffs.
•Telecom defendants will contribute to the settlements.

DENVER— (September 24, 2025)—To resolve outstanding litigation related to the 2021 Marshall Fire, Xcel Energy, Qwest Corporation (“Qwest”), and Teleport Communications America, LLC (together with Qwest, the “telecom defendants”) have reached agreements in principle to settle all claims asserted by subrogation insurers, the public entity plaintiffs, and individual plaintiffs.

Xcel Energy [subsidiary Public Service Company of Colorado (PSCo)] expects to pay approximately $640 million related to these settlements – with approximately $350 million funded by its remaining insurance coverage and none from its customers. The agreements in principle remain subject to final documentation and individual plaintiffs opting in to the agreement negotiated and recommended by their counsel.

Consistent with its position throughout this process that its equipment did not cause or contribute to the fire, Xcel Energy does not admit any fault, wrongdoing or negligence in connection with this resolution.

“Despite our conviction that PSCo equipment did not cause the Marshall Fire or plaintiffs’ damages, we have always been open to a resolution that properly accounts for the strong defenses we have to these claims. In resolving all liability from the claims, this settlement reinforces our longstanding commitment to supporting the communities we serve,” said Bob Frenzel, chairman, president and CEO of Xcel Energy. “We recognize that the fire and its aftermath have been difficult and painful for many, and we hope that our and the telecom defendants’ contributions in today’s settlement can bring some closure for the community.”

Xcel Energy’s Commitment to the Community

To fulfill its commitment to the Colorado communities it has served for more than 150 years, Xcel Energy has developed a comprehensive strategy to reduce wildfire risk and improve grid resilience. The company’s priority is to enhance safety and transparency while protecting its communities.

Unanimously approved by the Colorado Public Utilities Commission, Xcel Energy’s 2025-2027 Wildfire Mitigation Plan includes investments in system resilience, improved situational awareness of high-risk fire scenarios, enhanced operations and maintenance practices to mitigate fire risk and increased engagement with state and local agencies. This plan, which is informed by inputs from local communities and governments, includes specific improvements for Boulder County, including undergrounding certain power lines and modernizing energy delivery infrastructure.

For more information about Xcel Energy’s wildfire mitigation work, please visit co.my.xcelenergy.com/s/outage-safety/wildfires/mitigation.

Marshall Fire Background

The Marshall Fire started December 30, 2021, from an ignition on the Twelve Tribes property in Boulder County, when embers from an earlier debris burn reignited. The fire, fueled by high winds, spread quickly to the towns of Louisville and Superior. A second ignition occurred nearby approximately 80 minutes later. The plaintiffs filed lawsuits seeking billions of dollars in damages – not against the Twelve Tribes – but against Xcel Energy and the telecom defendants in connection with the second ignition. Xcel Energy disputes that its equipment was involved in the second ignition.

Forward Looking Statements

Certain information discussed herein is forward-looking information that involves risks, uncertainties and assumptions. Such forward-looking statements, including those relating to expectations regarding litigation settlement payment amount, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in PSCo’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2024, and subsequent filings with the SEC, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: operational safety; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee workforce and third-party contractor factors; violations of our Codes of Conduct; our ability to recover costs; changes in regulation; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including recessionary conditions, inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or the ability of PSCo to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; tax laws; uncertainty regarding epidemics, effects of geopolitical events, including war and acts of terrorism; cybersecurity threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather events; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; costs of potential regulatory penalties and wildfire damages in excess of liability insurance coverage; regulatory changes and/or limitations related to the use of natural gas as an energy source; challenging labor market conditions and our ability to attract and retain a qualified workforce; and our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters including as a result of evolving legal, regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets.

About Xcel Energy

Xcel Energy (NASDAQ: XEL) is a leading energy provider, dedicated to serving millions of customers with excellence. We make energy work better for customers, helping them thrive every day. That means always raising the bar — delivering better service and providing more reliable, resilient and sustainable energy.

We are committed to leading the clean energy transition, meeting our customers’ need for more, cleaner power, while keeping bills as low as possible. Because the people we serve depend on us to power their lives.

Headquartered in Minneapolis, we work every day to generate and distribute electricity and gas to customers across eight states: Minnesota, Colorado, Wisconsin, Michigan, North Dakota, South Dakota, New Mexico and Texas. For more information, visit xcelenergy.com or follow us on X and Facebook.

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